EXHIBIT 4.15

DATED	12th May 2020

Deed of variation of relationship agreement

between

MIDATECH PHARMA PLC

and

CERTAIN CMS CONCERT PARTY MEMBERS

and

PANMURE GORDON (UK) LIMITED

SCHEDULE

Schedule 1 Original Agreement	5

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This deed is dated 12th May 2020

Parties

(1)	MIDATECH PHARMA PLC, incorporated and registered in England and Wales with company number 09216368 whose registered office is at 65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ (the "Company")

(2)	The persons listed in the Schedule to the Agreement each a "CMS Concert Party Member" and together, the "CMS Concert Party"

(3)	PANAMURE GORDON (UK) LIMITED incorporated and registered in England and Wales with company number O4915201 whose registered office is at One New Change, London EC4M 9AF ("Panmure Gordon")

(collectively, the "Parties")

BACKGROUND

(A)	The Parties are party to a relationship agreement dated 29 January 2019 (Agreement) a copy of which is attached at Schedule 1 to this deed.

(B)	The Parties wish to amend the Agreement as set out in this deed with effect from the date of this deed (Variation Date).

Agreed terms

1.	Terms defined in the Agreement

In this deed, expressions defined in the Agreement and used in this deed have the meaning set out in the Agreement. The rules of interpretation set out in the Agreement apply to this deed.

2.	Variation

2.1	With effect from the Variation Date the Parties agree the following amendments to the Agreement:

a)	Clauses 4 and 5 deleted:	The entire text of Clauses 4 and 5 are deleted and replaced with the words “Not used”.
b)	Clause 3.4(b)(i) deleted:	The entire text of Clause 3.4(b)(i) is deleted and replaced with the words "Not used".

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(c)	Clause 3.4(c) added:

This Clause is inserted into the Agreement:

3.4 (c) Nothing in this Agreement is intended to, or shall prevent the CMS Concert Party Members and their Associated Undertakings from exercising their Voting Rights, provided that, in the event a vote at a general meeting or election is required, the CMS Concert Party Members and their Associated Undertakings shall vote or make elections with respect to their Voting Rights on the record date for such vote or election in the same manner and proportion as all other Ordinary Shares are voted or with respect to which elections are made by shareholders other than the CMS Concert Party Members and their Associated Undertakings.

2.2	Except as set out in clause 2.1, the Agreement shall continue in full force and effect.

2.3	For the avoidance of doubt nothing set out in this deed nor in the Agreement shall prevent the CMS Concert Party Members and their Associated Undertakings from accepting an offer from a third party to acquire all of the issued and to be issued share capital of the Company by way of a takeover offer or which may be implemented by way of a scheme of arrangement.

2.4	Indemnification: the Company agrees to indemnify, defend and hold harmless CMS Concert Party and their respective employees, officers, directors (“CMS Indemnified Party”), from and against all losses, claims, actions, damages, liabilities and expenses(including reasonable attorneys’ fees)(collectively, a “Liability”) in connection with all claims, allegations, suits, actions or proceeding asserted by any third party, whether governmental or private, to the extent arising out of or occurring as a result of the amendments to the Agreement under this Deed.

Notwithstanding the foregoing, the Company shall have no obligation under this Deed to indemnify, defend or hold harmless any CMS Indemnified Party against any claim to the extent resulting from the gross negligence or willful misconduct of CMS Concert Party, or their respective employees, officers, director in performing any activities or obligations hereunder, as to which Liability each Party shall indemnify the other to the extent of their respective liability.

3.	Governing law

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

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4.	Jurisdiction

4.1	Each party irrevocably agrees that the arbitration provisions set out in clause 11.2 of the Agreement shall also apply to this deed as if stated herein so as to have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this deed or its subject matter or formation.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

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Schedule 1 Original Agreement

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Executed as deed by MIDATECH PHARMA PLC acting by /s/ Stephen Stamp a director, in the presence of: /s/ Fiona M. Sharp Witness signature Fiona M. Sharp Name Accountant Occupation	Stephen Stamp, CEO & CFO Director Address _______________________ _______________________ _______________________

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Executed as deed by PANMURE GORDON (UK) LIMITED acting by /s/ Alan MacDonald a director, in the presence of: /s/ E.R.F. Anderson Witness signature E.R.F. Anderson Name Banker Occupation	Alan MacDonald Director Address _______________________ _______________________ _______________________

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Executed as deed by MR LAM KONG in the presence of: /s/ Aliciya Wu Witness signature /s/ Aliciya Wu Name Company Secretary Occupation	/s/ Lam Kong Address _______________________ _______________________ _______________________

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Executed as deed By A&B (HK) COMPANY LIMITED acting by DR. HUAIZHENG PENG a director, in the presence of: /s/ Luisa Rodrigues Witness signature Luisa Rodrigues Name Office Manager Occupation	/s/ Dr. Huaizheng Peng Director Address _______________________ _______________________ _______________________

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Executed as deed by CHINA MEDICAL SYSTEM HOLDINGS LIMITED acting by MR. LAM KONG a director, in the presence of: /s/ Aliciya Wu Witness signature Aliciya Wu Name Company Secretary Occupation	/s/ Lam Kong Director Address _______________________ _______________________ _______________________

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Executed as deed by CHINA MEDICAL VENTURE INVESTMENT (HK) LIMITED acting by DR. HUAIZHENG PENG
a director, in the presence of:

/s/ Luisa Rodrigues

Witness signature

Luisa Rodrigues

Name

Office Manager

Occupation

/s/ Dr. Huaizheng Peng Director Address _______________________ _______________________ _______________________

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